EXHIBIT 10.12

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (the “Agreement”) dated as of October 16, 1999 (this “Agreement”), is entered into by and among by and among QC Holdings, Inc., a Kansas corporation (the “Company”), Cahill, Warnock Strategic Partners Fund, L.P., a limited partnership organized under the laws of the State of Delaware (“CW Strategic Partners”), Strategic Associates, L.P., a limited partnership organized under the laws of the State of Delaware (“Strategic Associates”) and James R. Seward (“Seward” and together with CW Strategic Partners and Strategic Associates, the “Purchasers”) and each of the existing stockholders of the Company listed on the signature pages hereto (the “Existing Stockholders” and together with the Purchasers, the “Stockholders”).

WITNESSETH

WHEREAS, the Company and the Purchasers have entered into a Securities Purchase Agreement, dated the date hereof (the “Securities Purchase Agreement”), pursuant to which the Purchasers have acquired shares of common stock, par value $1.00 of the Company (the “Common Stock”); and

WHEREAS, the Purchasers and the Existing Stockholders desire to provide for certain matters relating to all shares of Common Stock now owned or hereafter acquired by the Stockholders (the “Shares”) or any other person who hereafter becomes a signatory to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are acknowledged;

1. Definitions. Any capitalized terms shall have the meanings assigned to them in the text of this Agreement. Any terms not defined herein shall have the meanings set forth in the Securities Purchase Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

2. Restrictions on Transfer

2.1 Notice of Transfer. Prior to making any transfer, assignment, pledge (except with the approval of the Board of Directors of the Company) or other disposition of, whether voluntarily or involuntarily (a “Transfer”) any interest in the Shares (other than as permitted pursuant to Section 2.3 hereof), the transferring Stockholder shall give written notice (the “Sale Notice”) to the Company and the Company shall promptly deliver a copy thereof to all Stockholders. The Sale Notice shall disclose in reasonable detail the number of Shares to be Transferred (the “Transfer Securities”), the identity of the proposed transferee (if known) and the terms and conditions of the proposed Transfer, and shall offer to sell the Shares to the Company, or any person or entity designated by the Company by action of its Board of Directors (collectively referred to in this Section as the “Company”) and the Stockholders at the price and upon the terms set forth in the Sale Notice, and subject to the terms and conditions herein.

2.2 Right of First Refusal

(a) For all Transfers, the Company shall have priority on any exercise of the right of first offer or may assign (by action of the Board of Directors) such rights to any other person. The Company may elect to purchase all or any of the Shares proposed to be Transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the transferring Stockholder within 30 days after the Sale Notice has been given to the Company. Any such election so made within said period shall be binding upon the Company and irrevocable.

(b) In the case the Company does not exercise its right of first offer in Section 2.2(a) as to all the Transfer Securities proposed to be transferred, the Stockholders other than the transferring Stockholder (the “Other Stockholders”) shall have the right to exercise the right of first offer with respect to the Transfer Securities not purchased by the Company. The Other Stockholders shall have the right to purchase all or a portion of such Transfer Securities; provided, however, that except as provided in the last sentence of this Section 2.2(b), such Other Stockholder shall be entitled to purchase only up to that number of Transfer Securities as shall be equal to the aggregate number of Transfer Securities multiplied by a fraction, the numerator of which is the number of Shares then held by such Other Stockholder and the denominator of which is the total number of Shares so held or so obtainable by all Other Stockholders. A Stockholder may elect to participate in the purchase of such sale contemplated by the transferring Stockholder(s) by delivering written notice to the Company and the transferring Stockholder(s) within 30 days after the giving of the Sale Notice specifying the number of Transfer Securities as to which such Stockholder desires to accept. If a Stockholder does not so notify the Company and the transferring Stockholder on or before the expiration of said 30-day period, such Stockholder shall be deemed to have elected not to purchase any of the Transfer Securities. Following the expiration of the 30-day notice period, the transferring Stockholder and the Company shall calculate the pro rata portion of Transfer Securities which may be purchased by each Stockholder as follows:

i.	there shall first be allocated to each electing Stockholder a number of Transfer Securities equal to the lesser of (A) the number of Transfer Securities as to which such Stockholder accepted the Offer or (B) such Stockholder’s pro rata fraction thereof, and

ii.	the balance, if any, not allocated under clause (i) above shall be allocated to those Stockholders who expressed in their election in response to the Sales Notice a desire to purchase more than their pro rata fraction, in each case on a pro rata basis in proportion to the amount of such excess, or in such other manner as the electing Stockholders may agree among themselves.

(c) If the Company or any Stockholders elect to exercise their rights of first offer as provided in Section 2.2(a) or (b) within the 30-day period provided therein, the transferring Stockholder shall not consummate any Transfer of Transfer Securities other than pursuant to Section 2.2 unless and to the extent prior to the expiration of such 30-day period, the Company, in the case of Section 2.2(a), and the Other Stockholders in the case of Section 2.2(b), shall have relinquished their rights under Section 2.2 hereof and the transferring Stockholder shall have consented thereto. If less than all of the Transfer Securities are Transferred to the Company or Stockholders pursuant to Section 2.2(a) or (b), the Transferring Stockholder, subject to compliance with the provisions of Section 2.1 hereof, may transfer such Transfer Securities at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice, during the 180-day period immediately following the Authorization Date (as defined below). Any Securities not transferred within such 180-day period will again be subject to the provisions of this Article 2 upon subsequent transfer. The date of the first to occur of such events (i.e., the (i) expiration of the 30-day period if the Company and other Stockholders do not elect within such periods to exercise rights of first offer or (ii) the relinquishment date, as aforesaid) is referred to herein as the “Authorization Date.”

2.3 Certain Permitted Transfers. Notwithstanding the foregoing provision of this Article 2, the Company and the Stockholders acknowledge and agree that any of the following Transfers shall be deemed to be “Permitted Transfers” which shall not be subject to Sections 2.2 or 3.1 (and the acquiror of Shares pursuant to a Permitted Transfer shall be a “Permitted Transferee” for purposes of this Agreement):

(a) a Transfer in accordance with the provisions of Section 2.1 or 3 hereof or through a sale in a registered offering in accordance with that certain Registration Rights Agreement between the Company and the Purchasers;

(b) a Transfer from any Stockholder to any Affiliate, or any of their subsidiaries, partners, limited partners or employees;

(c) a Transfer upon the death of a Stockholder to his executors, administrators and testamentary trustees;

(d) a Transfer (intervivos or upon death) to the Stockholder’s spouse, parents, sibling children of such Stockholder (whether natural or adopted) or to a trust, the beneficiaries of which, or to a corporation or partnership the stockholders or partners of which, include only the Stockholders and such Stockholder’s spouse, parents, sibling children of such Stockholder; and

(e) a Transfer to a personal Foundation organized by or on behalf of a Stockholder;

(f) a Transfer by Don Early or Gregory L. Smith of up to 10% of the shares of Common Stock held by each on the date hereof to any Person, in one or more transactions and for any or no consideration; and

(g) Transfers between Stockholders or to the Company.

“Affiliate” means, with respect to any Person, (i) any Person that holds direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (x) voting securities or other voting interests representing at least 30% of the outstanding voting power of such Person or (y) equity securities or other equity interests representing at least 30% of the outstanding equity securities or equity interests in such Person, (ii) any brother, sister, parent, child or spouse of such Person or any Person described in clause (i), and (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity.

As a condition to effectuating any Transfer hereunder, the transferee must agree to be bound by this Agreement and all of the terms and conditions hereunder.

3. Tag Along Rights

3.1 Right to Sell Proportionate Number of Shares of Securities. The Stockholders agree that if any Stockholder other than CW Strategic Partners or Strategic Associates (a “Seller”) shall receive and determine to accept any bona fide written offer (a “Notice of Offer”) from a Buyer (as defined below) to purchase or otherwise acquire for value, in one transaction or a series of related transactions, Shares (the “Offer Securities”) beneficially owned by such Seller and representing 10% or more of all Shares beneficially owned by it, each of the other Stockholders owning Shares shall have the right to participate in such transaction in the manner set forth in this Agreement. The term “Buyer,” as used herein, means a person or entity, other than the Company, a Stockholder or their

Permitted Transferees, that has offered to purchase or otherwise acquire for value Shares (other than in connection with a registered public offering).

3.2 Notifications. The Seller shall deliver a copy of the Notice of Offer to each Stockholder. The delivery of such Notice of Offer shall be effected not less than 30 days prior to the closing of such proposed sale or other acquisition. Upon receipt of a Notice of Offer, each of the Stockholders shall have 20 calendar days to deliver a written notice of its election to participate in such sale or other acquisition and of the number of shares of Shares to be included in such sale or other acquisition, subject to and effective upon the closing of such sale or other acquisition. If such written notice of election is not received from the other parties within the 20-day period specified above, then the Seller shall have the right to sell or otherwise transfer the aforesaid Shares specified in the Notice of Offer to the Buyer without any participation by such other parties, but only (a) on the terms and conditions stated in the Notice of Offer and (b) if the sale or other transfer is consummated not later than 30 days after the end of the aforesaid 20-day period.

3.3 Selling a Proportionate Number of Shares. In the event the number of Shares for which a party elects to sell pursuant to a Notice of Offer exceeds the number of Shares which the Buyer is willing to purchase, the number of Shares to be sold or transferred to the Buyer by each transferor shall be reduced so that each transferor is entitled to sell or transfer the same percentage of its Shares as each other transferor.

3.4 Purchase Price. The purchase price and the terms and conditions of the purchase or other acquisition for each transferor (including the Seller) shall be the same as the purchase price and terms and conditions set forth in such Notice of Offer.

3.5 Closing of Sale. Each party in respect of a Notice of Offer shall deliver to the Buyer in respect of such Notice of Offer, against payment of the total purchase price, on the closing date specified in such Notice of Offer, a certificate or certificates representing the number of such Shares which he or it has elected to sell pursuant to this Agreement, together with appropriate instruments of transfer duly endorsed in blank.

4. Drag Along Right

4.1 Sale of the Company. In the event any Stockholder (the “Initiating Seller”) proposes a Transfer of their Shares (other than pursuant to Section 2.3) in such amount as shall constitute 50% or more of the Shares (calculated on a fully diluted, as converted basis) of the Company in one or more related transactions, including without limitation, a merger or consolidation (a “Sale of the Company”) to a bona fide third party purchaser which is not a Permitted Transferee of the Initiating Seller (the “Proposed Transferee”) on an arm’s length basis, the Initiating Seller shall have the right (the “Drag Right”) to require all (but not less than all) the other Stockholders (each a “Drag-Along Seller” and collectively the “Drag-Along Sellers”) to sell, and each Drag-Along Seller hereby agrees to sell, to the Proposed Transferee that number of Shares (but not less than such number of Shares) which is equal to the product of (x) the number of Shares (calculated on a fully diluted as converted basis) owned by such Drag-Along Seller and (y) a fraction (A) the numerator of which is the number of Shares (calculated on a fully diluted as converted basis) proposed to be sold by the Initiating Seller and (B) the denominator of which is the number of Shares (calculated on a fully diluted, as converted, basis) owned by the Initiating Seller (such amount for the Drag-Along Sellers in the aggregate being herein referred to as the “Drag-Along Amount”).

4.2 Sale Notice. The Initiating Seller shall notify the other Stockholders in writing of such proposed Transfer (the “Sale Notice”). The Sale Notice shall set forth (a) the name and address of the Proposed Transferee and (b) a copy of the written proposal pursuant to which the Sale of the Company will be effected containing all of the material terms and conditions thereof, including (i) the number of Shares (calculated on a fully diluted, as converted, basis) proposed to be transferred by the Initiating Seller, (ii) the Drag-Along Amount, (iii) the price per Share to be paid, (iv) the terms and conditions of payment offered by the Proposed Transferee and, in the case of consideration in whole or in part other than cash, the fair market value thereof as determined in good faith by the Board, which determination shall be evidenced by a Board resolution filed with the minutes of the Company, (v) whether the Initiating Seller has determined to exercise the Drag-Along Right, (vi) in the event the Initiating Seller has determined to exercise the Drag-Along Right, that the Proposed Transferee has been informed of the Drag-Along Right provided for in this Article 4 and has agreed to purchase the Drag-Along Amount in accordance with the terms hereof and to be bound by such terms subsequent to such purchase to the same extent as the Drag-Along Seller immediately prior to that sale and (vii) the date and location of and procedures for selling Shares to the Proposed Transferee.

4.3 Purchase of Drag-Along Amount. The Securities purchased from each Drag-Along Seller by the Proposed Transferee pursuant to this Article 4 shall be paid for at the same price per Share and upon the same terms and conditions as the Shares to be sold by the Initiating Seller.

5. Directors

5.1 Board of Directors. From and after the date of this Agreement and for so long as the CW Strategic Partners and Strategic Associates and their Affiliates shall own, in the aggregate, at least ten percent (10%) of the issued and outstanding Shares, each of the Stockholders shall vote, or cause the vote of, all Shares and other voting securities of the Company over which such Stockholder has voting control, and will take all other necessary or desirable actions within its control (whether in its capacity as a shareholder or director of the Company or otherwise) in order to ensure that the size of the Board of Directors (the “Board”) shall be no more than seven and no less than four and to cause the election to the Board of:

(a) One representative of CW Strategic Partners, who initially shall be David L. Warnock; and

(b) Don Early, Gregory L. Smith, and Mary Lou Andersen.

5.2 Vacancies. In the event that any director who is designated by a Stockholder as provided in Section 5.1 above for any reason ceases to serve as a member of the Board during his or her term of office, the parties hereto shall cause the resulting vacancy to be filled by a representative designated as provided in Section 5.1 by the respective entity who designated the vacating representative. Each of the Stockholders shall attend in person or by duly executed proxy, and vote its shares of the voting stock of the Company in accordance with this Agreement at, each annual meeting of the stockholders of the Company and each special meeting of the stockholders of the Company involving the election of directors of the Company.

5.3 Application of Agreement to After-Acquired Securities. All of the provisions of Section 5.2 shall apply to all voting securities issued by the Company that are held by the Stockholders, whether the voting securities are issued by the Company before or after the date of this Agreement, and all voting securities issued as a replacement for the Shares or with respect to the Shares as a result of any stock dividend, stock split or other similar event.

6. Stock Purchase Obligation

6.1 Key Man Insurance. The Company presently maintains key man insurance on Don Early in the amount of $5,000,000 and Gregory L. Smith in the amount of $2,000,000. The Company is the owner of the policies and is entitled to all proceeds thereunder. The Company agrees to keep both insurance policies in force and to pay timely all premiums thereon.

6.2 Purchase Obligation. Upon the death of Don Early or Gregory L. Smith, the Company will as soon as thereafter as practicable, and in no event within five business days after receipt of any life insurance proceeds from policies maintained in accordance with Section 6.1, purchase from the decedent’s estate that number of Shares as the Company is able to purchase with the net life insurance proceeds. The purchase price per Share will be equal to the most recent price at which the Company has issued any Shares of Common Stock in any arms-length transaction. The Company, Early and Smith acknowledge that the purchase price per Share as of the date of execution of this Agreement is $2,009.

6.3 Limitations Under Credit Agreements. The obligation of the Company to repurchase any Shares from the estate of Don Early or Gregory L. Smith is subject to any limitations thereon under any credit or financing agreements to which the Company is a party. The Company, Early and Smith acknowledge that as of the date hereof, the Company’s senior credit agreement restricts the purchase of any Shares by the Company. The Company will use its reasonable efforts to obtain any bank consents or waivers necessary under any credit agreement then in effect to permit the Company to fulfill its obligations under this Article 6 to the fullest extent possible upon the death of either Don Early or Gregory L. Smith.

7. Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives all claims or defenses therein that such party has an adequate remedy at law and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

8. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address as such party may notify to the other parties in writing:

(a)	if to the CW Strategic Partners or Strategic Associates:

c/o Cahill, Warnock & Company, L.L.C.

One South Street, Suite 2150

Baltimore, MD 21202

Attn: David L. Warnock

Telephone No.: 410-895-3800

Facsimile No.: 410-895-3805

with a copy to:

Wilmer, Cutler & Pickering

2445 M Street, N.W.

Washington, DC 20037

Attn: George P. Stamas, Esq. And

Gregorio B. Cater, Esq.

Telephone No.: 202-663-6000

Facsimile No.: 202-663-6363

(b)	if to Seward or Elvin:

c/o Seward & Company, L.L.C.

2520 West 75th Street

Prairie Village, Kansas 66208

Telephone No.: 913-432-1423

Facsimile No.: 913-432-0111

(c)	if to the Company:

QC Holdings, Inc.

1718 Central Avenue

Kansas City, Kansas 66102

Attn: Don A. Early

Telephone No.: 913-371-2233

Facsimile No.: 913-371-5327

with a copy to:

Gilmore & Bell, P.C.

2405 Grand Blvd., Suite 1100

Kansas City, Missouri 64108

Attn: Richard M. Wright, Jr., Esq.

Telephone No.: 816-221-1000

Facsimile No.: 816-221-1018

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

9. Effect of Invalid Provision; Governing Law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. This Agreement shall be governed under the internal laws of the State of Delaware regardless of such State’s conflict of law provisions or principles.

10. Benefit, Subsequent Stockholders. This Agreement shall be binding upon and shall operate for the benefit of the parties hereto, and their respective successors, assigns, executors and administrators. Each party hereto agrees and consents to extend the benefits of this Agreement to any person (not presently a party hereto) to whom Shares are proposed to be transferred and who agrees to execute a counterpart of this Agreement.

11. Spouses. This Agreement shall be binding upon the spouse of any Stockholder and any interest in the Shares which said spouse may possess. Such spouse has read this Agreement and consulted with counsel of his or her own choice regarding the effect of this Agreement upon the community or marital property rights of such spouse in the Securities. By executing this Agreement, such spouse agrees that his or her interest in the Securities shall be subject to this Agreement and, further, that no such spouse shall: (i) transfer any interest in the Securities separate or apart from a transfer by his or her spouse of his or her interest in the Securities; or (ii) be entitled to receive any notice required or permitted to be given hereunder separate or apart from such notice given to his or her spouse. Any Stockholder unmarried on the date hereof shall obtain from his or her spouse prior to marriage an executed counterpart of this Agreement.

12. Counterparts. This Agreement may be executed in one or more Counterparts no one of which need contain the signatures of all parties hereto, and, each of which shall be deemed an original; provided, however, that the total of such counterparts shall contain the signatures of all parties hereto.

13. Termination. This Agreement shall terminate and thereafter be of no force and effect (i) at such time as there is only one (1) Stockholder, (ii) upon an Initial Public Offering; or (iii) with the approval of the Stockholders owning not less than 90% of the then outstanding Shares. For purposes of this Article 13, “Initial Public Offering” means the completion of the first public offering of the Company’s Shares with net proceeds to the Company and selling stockholders of not less than $10 million.

14. Amendments. This Agreement may not be amended except by an instrument in writing executed by Stockholders owning not less than 90% of the then outstanding Shares.

15. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

16. Entire Agreement. This Agreement constitutes the entire agreement among the Company and the Stockholders and supercedes all prior agreements, oral or written, including any prior agreements with respect to any subsidiaries of the Company. Specifically, this Agreements supercedes that certain Stockholders’ Agreement dated as of November 15, 1988, among QC Financial Services, Inc. (then known as Mr. Good-Rents, Inc.), and the then current stockholders of QC Financial Services, Inc.

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STOCKHOLDERS AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first above written.

THE COMPANY:

QC HOLDINGS, INC.

By:	/s/ Don Early
Name: Don A. Early
Title: President

STOCKHOLDERS:

CAHILL, WARNOCK STRATEGIC PARTNERS FUND, LP
By:	CAHILL WARNOCK STRATEGIC PARTNERS, L.P.
its General Partner

By:	/s/ David L. Warnock
Name: David L. Warnock
Title: a General Partner

STRATEGIC ASSOCIATES, L.P.
By:	CAHILL, WARNOCK & COMPANY, LLC,
its General Partner

By:	/s/ David L. Warnock
Name: David L. Warnock
Title: Managing Member

/s/ James R. Seward
James R. Seward

/s/ Don Early
Don A. Early

/s/ Gregory L. Smith
Gregory L. Smith

STOCKHOLDERS AGREEMENT SIGNATURE PAGE

/s/ Mary Lou Andersen
Mary Lou Andersen

/s/ Darrin J. Andersen
Darrin J. Andersen

/s/ Richard M. Wright, Jr.
Richard M. Wright, Jr.

/s/ R. Brian Elvin
R. Brian Elvin

/s/ Cathy S. Tharp
Cathy S. Tharp